Exhibit 10.1

August 2, 2023

Mark Kaye

Sent Via Email

Dear Mark:

On behalf of the Board and me, I am pleased to provide the following offer of employment to you as Chief Financial Officer reporting to Gail Boudreaux. This position will be based out of our 220 Virginia Avenue, Indianapolis, Indiana office and your start date will be September 6, 2023. You will be CFO Designate from your start date until November 1, 2023, at which time you will assume the CFO position. We are very enthusiastic about you joining our team!

I am pleased to advise you that the starting compensation and benefits for this position are as follows:

•	An annualized base salary of $900,000 paid bi-weekly, one week in arrears.

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Participation in the Annual Incentive Plan (AIP) with a target award of 120% of your eligible earnings as defined in the AIP; your eligible earnings will generally be the base salary that is paid to you during the calendar year. The AIP provides you with an opportunity to earn an award based on goals set at the beginning of each year.

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Participation in Elevance Health’s annual Long Term Stock Incentive program beginning in the calendar year following your hire date with a target amount of $5,500,000. There is no guarantee of future grants, but the company has typically provided grants to eligible associates each March. The actual amount granted reflects the level of your job and management’s review of your performance and contributions. Grants are made using a mix of grant types including restricted stock, performance stock and stock options, which typically vest within three years.

Stock grants are awarded pursuant to Elevance Health’s Incentive Compensation Plan and require accepting all terms and conditions including, but not limited to a confidentiality obligation, a prohibition from obtaining a competitive position in a restricted territory performing a restricted activity with a competitor (as these terms are defined in the grant agreement), a prohibition from soliciting associates or customers to leave Elevance Health, a prohibition on disparaging Elevance Health, and a cooperation clause.

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You will receive a stock grant with a value of approximately $3,700,000 on the first business day of the month following or coinciding with your hire date. You will receive 50% of your grant in the form of performance stock units (PSUs).

Additionally, 25% of your grant will be in the form of restricted stock units (RSUs) and the final 25% in stock options. These grants will vest within three years assuming your continued service.

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You will receive a second sign-on grant with a value of approximately $8,000,000 also the first business day of the month following or coinciding with your hire date. You will receive 100% of this grant in the form of RSUs, vesting in equal installments on the first, second and third anniversary of the grant.

In order to accept your grants, you must electronically accept the grant agreements through E*TRADE at any time within ninety (90) days after the Grant Date. If you do not timely and electronically accept the agreements, they will be null and void as of the 90th day after the grant date and you will have no right or claim to your stock grants.

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You will receive a sign-on bonus in the total gross amount of $2,500,000 on the first paycheck following your start date. This payment will be subject to all applicable taxes and withholdings. If you voluntarily resign or are terminated for Cause within thirty-six (36) months of your start date, you agree to reimburse Elevance Health the full amount of this sign-on bonus. Cause is defined as (1) a violation of conduct as such term is defined in the Elevance Health HR Corrective Action Policy, and/or (2) the “Cause” definition in Section 8.1.3 of the Executive Agreement Plan.

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You will be eligible for associate and executive Rewards & More programs. A few of these benefits are highlighted below; for additional details please go to benefitsatelevancehealth.com. Additionally, please refer to the enclosed Executive Rewards & More Benefits brochure. Executive Services will be contacting you shortly after your start date to schedule a time to answer any questions you may have.

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A cafeteria-style benefits plan offering medical, dental and vision coverage, life and long-term disability insurance, and medical and dependent care spending account options from which you can choose to best meet your, and your family’s needs. As a full-time associate, you are eligible for this coverage the first day of the month following employment.

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The Directed Executive Compensation (DEC) Program provides $30,000 annually in an equal combination of cash and core credits, prorated in 2023 based on your hire date. Cash credits will be paid on the first pay of each month and can be used at your discretion. Core credits will reimburse you for costs associated with allowable expenses such as financial and investment counseling, tax advice and preparation, estate planning and other advisory services.

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The Elevance Health 401(k) Plan includes a company match of 100% of your contributions on the first 4%, and 50% on the next 2% of your eligible earnings. You will be eligible to participate in the plan and Elevance Health will begin matching your contributions 30 days after your first day of employment. You will be 100% vested in your matching contributions on the second anniversary of your employment.

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The Elevance Health Deferred Compensation Plan allows you to save for future needs by deferring salary and bonus in excess of IRS limits and accumulating investment earnings tax-free until distribution. Additionally, Elevance Health will match contributions into this plan at the same rate as they are made in the 401(k) Plan.

—	The Employee Stock Purchase Plan (ESPP) will offer you the opportunity to accumulate contributions through payroll deductions and purchase Elevance Health stock.

—	Participation in the Executive Physical Program, a benefit worth over $2,000, offering comprehensive physicals every 12 or 24 months, depending on your age.

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Paid Time Off (PTO) - Executives do not have a fixed number of PTO days, and no formal approvals or tracking of PTO is required. Executives may take PTO at their discretion as long as it does not conflict with performing their job responsibilities.

You are eligible for relocation benefits as outlined in the enclosed Relocation Guidelines. It is expected that you will relocate to Indiana within the first six (6) months of employment. If you resign within twenty-four (24) months of your hire date, you agree to reimburse Elevance Health a prorated share of all relocation expenses paid to you or on your behalf.

As a top-level executive of a public company, it is important that your interests and rewards are aligned with those of our shareholders. With this position, you will be subject to Elevance Health’s Stock Ownership Guidelines and will need to hold 300% of your annual salary in Elevance Health stock. Your progress towards achieving your stock ownership guideline will be reviewed on an annual basis, and you will have five years from your date of hire to meet the requirement.

Finally, I would like to offer you participation in the Elevance Health Executive Agreement Plan (the “Plan”), which provides for severance benefits consisting of twenty-four (24) months of salary and target bonus, outplacement services, and continued health benefits while receiving severance. Additional benefits are provided in the instance of a termination after a change in control of Elevance Health.

Elevance Health uses an electronic on-boarding tool to facilitate all of your pre-employment paperwork. Following your acceptance of this offer, you will receive a welcome email providing you with information regarding our on-boarding tool and your login information to access your customized new hire portal. This portal will contain documents and videos to further introduce you to the Elevance Health organization, important resources and benefits information. It also provides links for you to complete pre-employment activities, such as your online new hire forms. Additionally, there will also be some pre-employment tasks that push directly to your mailbox, please be sure to keep an eye out for these as well. Lillian Penn will be your point of contact throughout the on-boarding process. Please feel free to contact her at lillian.penn@elevancehealth.com with any questions.

We are making this offer because of your general skills and knowledge of the industry and not to obtain any confidential or proprietary information belonging to your current employer. In fact, as a condition of employment, you are expressly prohibited from providing or disclosing to Elevance Health, or any of its subsidiaries and related entities, and from relying upon or utilizing in the provision of services to Elevance Health, any confidential and proprietary information of your current employer. Instead, you are expected to utilize only your general skills, knowledge and abilities gained over the course of your education, career and business experiences. Any improper use or disclosure of confidential or proprietary information of another entity would be the basis for immediate termination of your employment.

By signing this letter, you are representing that you will not retain any originals, copies, duplicates, reproduction or excerpts of any confidential or proprietary information of your current employer, whether in hard copy, electronic or other format, and that you will return all such information to your current employer and otherwise comply with your obligations to that employer regarding its property and confidential information. In addition, upon hire, you will be asked to acknowledge that you did not retain any documents of your current employer.

This offer is contingent upon the following:

•	Your ability to furnish proof of your identity and legal right to work in the United States. Be sure to bring the required documents on your first day of work.

•	Review of employment agreements and documents related to restrictive covenants from your current or former employer.

Once again, I am very pleased to extend this offer of employment to you and hope you will decide to join us. If you have any questions with regard to your position or the content of this letter, please feel free to contact me.

Very truly yours,

Blair W. Todt

Executive Vice President Chief

Legal Officer and Chief

Administrative Officer

I hereby accept the offer of employment described in this letter.

/s/ Mark Kaye	8/2/2023
Mark Kaye	Date

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